UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2015

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Employment Agreement with Terrance Paradie

On April 27, 2015, TransDigm Group Incorporated (the “Company”) entered into an employment agreement with Terrance Paradie, pursuant to which Mr. Paradie will serve as an executive vice president and chief financial officer of the Company. The employment agreement is substantially in the form as those of the Company’s other executive officers. Unless earlier terminated by the Company or Mr. Paradie, the term of the employment agreement expires on May 1, 2020. Under the terms of the employment agreement, Mr. Paradie is entitled to receive an annual base salary of not less than $480,000 and is eligible to participate in the Company’s annual bonus plan with a bonus target set at 65% of his annual base salary. In addition, under the terms of the employment agreement, Mr. Paradie is entitled to participate in employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The employment agreement provides that if Mr. Paradie is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if Mr. Paradie’s employment is terminated without cause, if he terminates his employment for customary good reasons, or if his employment terminates due to his death or disability, the Company will pay him, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of the all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s) if any.

During the term of employment and following any termination thereof, for a period of 12 or 24 months (depending on the type of termination), Mr. Paradie will be prohibited from engaging in any business that competes with any business of the Company or its subsidiaries. In addition, during the term of his employment and for the two-year period following the termination of his employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company or such subsidiary. Under the terms of his employment agreement, Mr. Paradie is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the applicable executive is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

The foregoing description of the terms of the employment agreement is qualified in its entirety by the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1.

In connection with his employment with the Company, Mr. Paradie was also granted an award of 4,700 shares of common stock of the Company, which vest in equal one-third increments on April 22, 2016, 2017 and 2018.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is being filed with this Current Report on Form 8-K:

Exhibit 10.1	Employment Agreement, dated April 27, 2015, between TransDigm Group Incorporated and Terrance Paradie

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Terrance Paradie
Terrance Paradie
Executive Vice President and Chief Financial Officer

Date: April 28, 2015

Exhibit Index

Exhibit 10.1	Employment Agreement, dated April 27, 2015, between TransDigm Group Incorporated and Terrance Paradie